Exhibit 99.(r)(2)

CODE OF ETHICS

I.	Introduction

Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act sets forth rules relating to the adoption of a written code of ethics by a registered investment adviser and a Registered Fund, respectively.

Coatue has adopted this Code of Ethics (the “Ethics Policy”) for the purpose of establishing the standards of conduct and rules regarding conflicts of interest, personal investing and other investment-related activities as well as compliance with applicable law. The guidelines below are designed to prevent or manage circumstances that may lead to, or give the appearance of, conflicts of interest, abusive trading or unethical business conduct and to ensure that high ethical standards are maintained by Coatue and its employees.

Strict adherence to this Ethics Policy is the responsibility of each applicable employee and it is the duty of each applicable employee to place the interests of the Clients first at all times. In addition, each employee is required to report any violations of this Ethics Policy promptly to the CCO (or designee, as appropriate).

The Code of Ethics is provided to each employee determined to be an access person upon hire and training on the Code of Ethics is generally provided within two weeks of the first day of employment. Access persons are required to quarterly and then annually review and attest that they have read and agree to abide by the Code of Ethics.

An “access person” is defined under Rule 204(a)-1 of the Advisers Act, in relevant part as: any employee (a) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. An “access person” is defined under Rule 17j-1 of the Investment Company Act as any director, trustee, officer, general partner, member or Advisory Person of the Registered Fund or Coatue. Compliance maintains and updates as necessary a list of Coatue “access persons.”

A ”Covered Person” means (a) any “access persons” as defined under Rule 204(a)-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act, or (b) any other person who has been designed a Covered Person by the CCO or designee. Designation as Covered Persons for non-employee consultants and other temporary workers are evaluated on a case-by-case basis and at the discretion of the CCO or designee. Temporary employees, consultants, and interns will generally be considered Covered Persons after three consecutive months of service to Coatue if they have access to Coatue’s internal network.

“Advisory Person of the Fund or the Adviser” means: (a)     any director, trustee, officer, general partner, member or employee of the Fund or the Adviser (or of any fund in a Control relationship to the Fund or the Adviser), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (b) any natural person in a Control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

“Affiliated Person” of another person means: (i) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person; (ii) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (iv) any officer, director, trustee, partner, copartner, or employee of such other person; (v) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (vii) if such other person is an unincorporated investment company not having a board of directors/trustees, the depositor thereof.

“Control” means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person. Any such presumption may be rebutted by evidence in accordance with Section 2(a)(9) of the Investment Company Act.

“Covered Account” means an account maintained with any broker, dealer, bank or other financial institution that holds any Securities in which an Access Person has a Beneficial Interest. A Covered Account includes any account of a Covered Family Member.

“Covered Family Member” means a member of an Access Person’s immediate family who is living in such Access Person’s household. A person is considered a member of an Access Person’s immediate family if such person is a spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom the Access Person has an adoptive or “in-law” relationship.

“Beneficial Interest” means beneficial ownership determined pursuant to Rule 16a-1(a)(2) under the 1934 Act. This means that an Access Person should generally consider himself to have a Beneficial Interest in any Securities in which he has a direct or indirect pecuniary interest, which include Securities held by any Covered Family Member. In addition, an Access Person should consider himself to have a Beneficial Interest in any Securities held by other persons where, by reason of any contract, arrangement, understanding or relationship, such Access Person has sole or shared voting or investment power.

Covered Persons must certify in writing that they have read, understand, and will comply with this Code of Ethics upon becoming a Covered Person and must, at least annually thereafter, acknowledge being subject to the Code of Ethics and attest to continued compliance. Covered Persons and their Covered Family Members are prohibited from: (i) engaging, directly or indirectly, in any business investment in a manner detrimental to any Client; (ii) taking any actions or making any decisions that are inconsistent with fiduciary duties, honesty, and good faith toward Coatue and its Clients, or that violate federal securities laws or any other applicable law, rule, or regulation; or (iii) using confidential information gained through their connection to Coatue in a manner detrimental to any Client.

Before recommending or authorizing the purchase, sale, or any other action, of a Security by or for a Client, Covered Persons must disclose to the CCO or designee on behalf of themselves and any Covered Family Members: (i) any beneficial interest in the Security held by the Covered Person or a Covered Family Member; (ii) any interest a Covered Person or Covered Family Member has, or intends to acquire, in any third-party account in which the Security is held; (iii) any Beneficial Interest in any other Security that may benefit the Covered Person or Covered Family Member from the proposed transaction; or (iv) any interest in, or business relationship with, the issuer of the Security by a Covered Person or Covered Family Member.

II.	Conflicts of Interest and Other Standards of Conduct

Coatue recognizes and respects an employee’s right to privacy concerning personal affairs, but requires Covered Persons to (i) comply with certain restrictions on personal activities (which may include personal activities of certain family members) and (ii) provide full and timely disclosure of any situation that could result in a conflict of interest or even the appearance of a conflict. Coatue, and not the Covered Person, will determine whether an actual or potential conflict exists.

To reinforce Coatue’s commitment to the maintenance of high ethical standards by Coatue and its employees and the avoidance of actual and potential conflicts of interest, Coatue has adopted the guidelines described below.

•	If a material relationship, arrangement or interest arises which would put a Covered Person in a position where he or she might be induced to act in a manner that is not in the best interest of a Client, the Covered Person should disclose the nature of the conflict of interest to the CCO (or designee, as appropriate).

•	Covered Persons must retain suppliers or vendors on behalf of Coatue based on quality, reliability, price, service and technical advantages.

•	Covered Persons must not bribe, provide a “kickback” or similar remuneration, or consideration of any kind to any individual or organization or to any intermediaries such as agents, attorneys or other consultants, for the purpose of influencing such individual or organization in obtaining or retaining business for, or directing business to, Coatue.

•	Covered Persons must not improperly use the Coatue name, misrepresent their roles or positions, including their roles or positions within Coatue, misrepresent the role or nature of Coatue as an investment firm or otherwise exploit the Coatue name or their relationship with Coatue. In addition, when conducting firm business, access persons should state that they are employees of Coatue and the capacity in which they are working for Coatue. Coatue’s name may only be used in connection with an activity or transaction that has been previously authorized by Coatue or that is clearly within the scope of a Covered Person’s functions at Coatue.

In addition, each employee must comply with all applicable federal securities laws. Without limiting the generality of the foregoing, employees shall not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client:

•	Defraud the client in any manner;

•	Mislead the client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

•	Engage in any manipulative practice with respect to the client; or

•	Engage in any manipulative practice with respect to securities, including price manipulation.

•	Upon hire and on an annual basis, each employee to which the provisions of Rule 506 of Regulation D may currently or may in the future apply must complete a “Bad Actor” certification.

III.	Employee Investment Policy

This section sets forth certain investment-related restrictions and investment reporting requirements applicable to Covered Persons. Coatue reserves the right to require the reversal, cancellation, or freezing of any transaction or position which is inconsistent with this Policy. Coatue further reserves the right, in its discretion, to impose further restrictions from time to time on the trading activities of an access person. Under no circumstances will Coatue be responsible for any losses suffered as a result of these restrictions.

Coatue will use the information provided by a Covered Person pursuant to this Employee Investment Policy for compliance monitoring purposes. A violation of any of the restrictions or reporting requirements will constitute a breach of the terms and conditions of employment and could serve as grounds for immediate dismissal or other sanctions.

A.	Definitions

(i)	Inside Account

The term “Inside Account” means any account in which it is possible to hold or transact in securities, both in a Covered Person’s name (including all joint accounts), and in certain cases any account of a Covered Family Member and the following: (i) any person to whom the access person provides material financial support and (ii) any entity or other account which the access person or any person specified in (i) and (ii) has a pecuniary interest or exercises direct or indirect control or influence over (such as a trust or estate of which the access person is the beneficiary of which they have knowledge, awareness or access to funds, or an entity of which the access person is a controlling owner). An Inside Account would also generally include any account with respect to which a Covered Person is entitled to a performance fee (other than Coatue-managed accounts).

For example, an Inside Account would be any account with securities that are:

•	Held by the Covered Person registered in the Covered Person’s name, or otherwise;

•	Held by others for the Covered Person’s benefit (regardless of whether or how registered), such as securities that are held for a Covered Person by a bank, custodian, broker, relative (e.g. parent), executor, administrator, pledgee, agent or any other person;

•	Held by a trust of which the Covered Person is a trustee or in which the access person has an economic interest of which they have knowledge, awareness and access to funds;

•	Held by an account where the Covered Person participates in the investment decisions or otherwise has direct or indirect influence or control;

•	Held by a trust of which the Covered Person is the settlor/grantor and the access person has the power to revoke the trust without obtaining the consent of the beneficiaries;

•	Held by any partnership or limited liability company in which the Covered Person is a general partner or manager or with respect to which the access person has direct or indirect influence or control;

•	Held in the name of another person but with respect to which the Covered Person enjoys benefits substantially equivalent to those of ownership by reason of any contract, understanding, relationship, agreement or other arrangement; and

•	Held in the name of another person and, although the Covered Person does not currently enjoy benefits substantially equivalent to those of ownership, the Covered Person can cause title to be changed to his or her name.

•	Where appropriate, after disclosure of other types of securities interests not enumerated herein, Compliance will make a determination of whether it should be included as an Inside Account.

For avoidance of doubt, an Inside Account does not include accounts that are incapable of holding or transacting in securities, e.g., checking, savings, or money market account.

A Proprietary Account is excluded as an Inside Account. A “Proprietary Account” is a separate investment account or vehicle that is comprised of proprietary and employee capital in order to evaluate possible investment strategies for purposes of, but not limited to, seeding a new investment strategy that has been specifically approved by the Legal and Compliance Department. The Legal and Compliance Department will have full access to all trades made on behalf of a Proprietary Account. Once a Proprietary Account accepts money from third parties, it will become a Client account. Notwithstanding the foregoing, such Client account may be treated as a principal account depending on the size of the ownership interest of Coatue and its principals and employees. Accordingly, any Internal Cross Trade with a Client account that is treated as a principal account for the foregoing reasons will be subject to the prior approval process discussed in Section 1: II.C., above. All Proprietary Accounts shall be monitored by the Legal and Compliance Department for conflict issues with Client accounts. Any exception to the policy will be memorialized by Compliance.

(ii)	Reportable Security

A “Reportable Security” is any security, including bankers’ acceptances, commercial paper, high quality short-term debt instruments (including repurchase agreements).

The term “Reportable Security” does not include (i) direct obligations of the United States government; (ii) bank certificates of deposit and other cash equivalents; (iii) any real property; and (iv) shares of open-end registered investment companies and unit investment trusts that are invested exclusively in one or more open-end registered investment companies that are not affiliated with Coatue or advised or sub-advised by Coatue or an affiliate of Coatue (i.e., mutual funds).

Note: Except as noted, a “Reportable Security” is generally any financial instrument treated as a security for investment purposes and any related instrument such as a futures, forward or swap contract entered into with respect to one or more securities, a basket or an index of securities or components of securities. The term “Reportable Security” would include a publicly and privately offered equity security; closed-end mutual fund, including ETFs; a futures or commodity contract; an option on a security, future or commodity; or a corporate bond or fixed income product.

Upon hire, all employees are required to disclose to Compliance any interests in private investment vehicles (private company seed investment, hedge fund or private equity investments) and digital assets (tokens, cryptocurrencies including, but not limited to bitcoin and Ethereum and NFTs). If you aren’t sure what to disclose, please check with Compliance.

(iii)	Security

1.	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, and includes, without limitation: (1) equity securities; (2) shares of or interests in mutual funds, exchange-traded funds (ETFs) and unit investment trusts; (3) derivative instruments or other structured products; (4) securities issued in private placements; (5) debt/fixed income securities; and (6) limited partnership and limited liability company interests.

(iv)	Covered Security

2.	“Covered Security” means a Security, except that such term does not include: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or (3) shares issued by open-end investment companies registered under the Investment Company Act or under a comparable regulatory regime other than those, if any, that are not money market funds and for which the Advisers (or any person controlling, controlled by or under common control with the Advisers) serves as investment adviser or principal underwriter; (4) shares issued by money market funds; and (5) investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code.

(v)	Investment Personnel

3.	“Investment Personnel” means (i)any employee of the Fund or the Adviser (or of any company in a Control relationship to the Fund or the Adviser), who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who Controls the Fund or the Adviser and obtains information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund.

(vi)	Limited Offering

4.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(vii)	Purchase or sale of a Covered Security

5.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(viii)	Security Held or to be Acquired by the Fund

6.	“Security Held or to be Acquired by the Fund” means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund, one of its subsidiaries or an entity for which the Fund acts as adviser; or (B) is being or has been considered by the Fund, one of its subsidiaries or the Adviser for purchase by the Fund, one of its subsidiaries or an entity for which the Fund acts as adviser; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i) above.

(ix)	Third Party Account

7.	“Third Party Account” means an account in which a Covered Security is held for the benefit of any individual or entity other than the Fund with respect to which an Access Person exercises investment discretion or provides investment advice.

8.

(x)	Managed Accounts

A “Managed Account” is an Inside Account in respect of which the owner of the account has granted full investment discretion to a broker-dealer, investment manager or adviser, trust company or trustee or bank and such owner has no influence or control over the investment decisions being made for the account, including the ability to discuss future transactions for the account. Managed Accounts are permitted only if specifically approved by the CCO (or designee, as appropriate) and additional information about the terms of such accounts may be required to be provided to the CCO or designee.

(xi)	Private Placement

A “private placement” means an offering of a security that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D promulgated thereunder. Private placements are typically not executed through or held in an account with a broker-dealer (such as when an access person purchases or sells an interest in a hedge fund or a private company). All employees are required to disclose to Compliance any interests in private investment vehicles (private company seed investment, hedge fund or private equity investments).

B.	Restrictions on Personal Investing and Related Activities

(i)	Prohibited Transactions

Coatue Covered Persons and Covered Family Members, are generally not permitted to buy or sell or take a short position in Reportable Securities for an Inside Account, except (a) for the purpose of liquidating a Reportable Security position in an Inside Account with the prior approval of the CCO (or designee, as appropriate); (b) as expressly permitted below under Permitted Investments; or (c) Covered Family Member participation in an employee stock purchase plan, or receipt or equity incentive awards as part of compensation package and the vesting of such award (e.g., RSUs).

As described below, Coatue may require new Covered Persons to liquidate pre-existing positions in Reportable Securities (or transfer such positions to one or more Managed Accounts) that are maintained in Inside Accounts within a specified amount of time after the Covered Person commences employment or permit the Covered Person to continue to maintain all or some legacy positions (subject to pre-approval for future transactions).

This general prohibition (and the liquidation process for new Covered Persons) does not apply to any transaction executed for (or holdings in) an Exempt Account (defined below under (iii)).

Note re: Cryptocurrencies:

Currently, it is not approved to buy raw bitcoin (or other digital currency) and/or blockchain like Ethereum absent a specific exemption from the CCO. Given that Coatue prohibits the purchase of ETFs, it is also prohibited to buy a bitcoin/blockchain ETF or derivative of bitcoin (which would make it closer to a security).

Check with the CCO for any investment requests related to cryptocurrency or NFTs.

(ii)	Permitted Investments: Pre-Approval Required

The following investments are generally permitted with pre-approval from Compliance. Pre-approval requests may be submitted by e-mail to compliance@coatue.com or through the Electronic Compliance System (Schwab Compliance Technologies).

Transactions must not be placed for execution until pre-approval has been received.

The approval is only valid for the time specified. If for any reason the trade is not executed within such time, the access person must submit a new request and receive approval prior to placing any subsequent order. Coatue reserves the right to impose conditions on any approval that it grants.

Private Placements.

Covered Persons are permitted to buy or sell a “private placement” with the pre-approval of the CCO, or other member of Legal and Compliance. When making a request to invest in a private placement, the CCO (or designee, as appropriate) may ask to review any private placement memoranda, subscription agreements or other relevant documents pertaining to the investment. The CCO (or designee, as appropriate) will give written approval or denial of the requested investment. Any additional follow-on investment must be re-submitted for pre-approval.

Initial Public Offerings.

Covered Persons are not permitted to participate in initial public offerings (“IPO”) without the pre-approval of the CCO or other member of Legal and Compliance. When making a request to invest in an IPO, the CCO (or designee, as appropriate) may ask to review any relevant documents pertaining to the investment. The CCO (or designee, as appropriate) will give written approval or denial of the requested investment.

Other Permitted Investments.

Consistent with the definition of Reportable Security, Covered Persons are permitted to engage in the following transactions with the pre-approval of the CCO (or designee, as appropriate):

•	Commercial paper, high quality short-term debt instruments (including repurchase agreements); and

•	Municipal securities.

In addition, Covered Persons may be permitted, in certain circumstances, to continue to hold pre-existing positions (i.e., legacy positions) held by the Covered Person prior to joining the firm if such positions are approved by Coatue. Where necessary and based on consideration of special circumstances considered by Legal and Compliance, certain exceptions may be made. All exemptions are recorded.

(iii)	Permitted Investments: No Pre-Approval Required

Consistent with the definition of Reportable Security, an access person is not required to obtain prior approval when acquiring the following:

•	direct obligations of the U.S. government or U.S. governmental agency;

•	bank certificates of deposit or other cash equivalents;

•	real property; and

•	shares of open-end registered investment companies and unit investment trusts that are invested exclusively in one or more open-end registered investment companies that are not affiliated with Coatue or advised or sub-advised by Coatue or an affiliate of Coatue (i.e., mutual funds).

(iv)	Exempt Accounts

Transactions that occur in certain types of accounts may not be subject to the prohibited transaction restrictions and pre-approval procedures described above, but may still be subject to the reporting requirements set forth below (in C. Reporting of Investment Holdings and Transactions, below).

The following parameters apply to the types of accounts as noted:

Type of Account	Reporting Requirements	Prohibited Transactions Restrictions	Pre-Clearance of any Purchase or Sale
Managed Account (as defined above)	YES	NO	NO
Employee Stock Ownership Plan (“ESOP”) account, profit sharing or dividend reinvestment plan	YES	NO	YES, for any transaction over which the account holder has discretion or influence
Any “mutual fund only” account; i.e., which account, by its explicit terms, can only be used to purchase shares in open-ended registered investment companies (e.g., mutual fund)	NO	N/A	NO
Any retirement account, such as a 401(k), or 529 account or plan, in each case that is not under the access person’s control or over which control is limited to the selection of open-ended mutual funds	NO	N/A	NO

(v)	Insider Trading

As a reminder, employees are prohibited from engaging in any activity that is prohibited under Coatue’s Insider Trading Policy, which is set forth above under Section 3: Research. Under the Insider Trading Policy, employees are, among other things, prohibited from trading in an issuer for themselves or others while in possession of material, non-public information related to that issuer or encouraging others to do so or trading in a security or instrument in advance of, or based upon knowledge of, a proprietary or Client trading position order, or planned order.

C.	Reporting of Investment Holdings and Transactions

Covered Persons are required to disclose to Coatue all personal holdings and transactions in the manner set forth below.

Note: The holdings and transactions reports described below in (i) and (ii), respectively, apply to all Reportable Securities, except any report with respect to transactions effected pursuant to an automatic investment plan approved by the CCO (or designee, as appropriate), provided that any transaction that overrides the pre-set schedule of the automatic investment plan must be reported.

(i)	Duplicate Brokerage Statements and Confirmations

Covered Persons are required to arrange for the Legal and Compliance Department to receive duplicate copies of all trade confirmations and/or periodic brokerage statements for all Inside Accounts maintained by the Covered Person at banks, brokers or dealers or other financial institutions with whom any Inside Account is maintained. This applies to all Inside Accounts, including Managed Accounts. Generally, the Legal and Compliance Department receives such information through the Coatue Electronic Compliance System or in some limited approved cases, paper statements.

(ii)	Annual Report of Investment Holdings and Inside Accounts

All Covered Persons, are required to make an Annual Compliance and Holdings Report generally by January 31 of each year, or as reasonably practicable thereafter and will report information that is accurate as of a date no more than 45 days before the report is submitted. Covered Persons will submit the report through the Coatue Electronic Compliance System or in some limited approved cases, paper statements.

The report contains certain compliance certifications as well as the following securities holdings information: (i) the title and type of Reportable Security, exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Reportable Security held in an Inside Account; (ii) the name of any broker, dealer or bank (or other financial institution) with whom any Inside Account is maintained; and (iii) the date that the report is submitted by the Covered Person.

The annual report may be comprised of composite information previously gathered. Covered Persons are obligated to manually report any transaction in a Reportable Security if Coatue does not receive a duplicate copy of the trade confirmation or it does not appear on the brokerage statements.

(iii)	Quarterly Transaction Reports

Covered Persons, are required to submit a Quarterly Transaction Report which identifies all of his or her transactions in Reportable Securities executed during the relevant calendar quarter or confirms that there is no reportable information for the relevant quarter. This Quarterly Transaction Report must be submitted no later than 30 days of quarter-end through the Coatue Electronic Compliance System or in some limited approved cases, paper statements. Coatue may rely upon the periodic brokerage statements and confirmation submitted throughout the quarter as a composite record.

The following information regarding each reported transaction is required quarterly: (a) the date of the transaction, the title, the exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity date (as applicable), the number of shares and the dollar amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price at which the transaction was effected; (d) the name of the financial institution with or through which the transaction was effected; and (e) the date the report is submitted. In addition, with respect to any Inside Account established during the quarter in which any Reportable Securities were held, the access person will report: the name of the financial institution with whom the access person established the Inside Account and the date the Inside Account was established.

Covered Persons are responsible for ensuring that they have reported all Reportable Security transactions for the quarter and are obligated to manually report any transaction in a Reportable Security if Coatue does not receive a duplicate copy of the trade confirmation or if such transaction does not appear on any brokerage statement.

(iv)	Notification of Managed Accounts

In order for a Covered Person to maintain a Managed Account, the Covered Person must notify the CCO (or designee, as appropriate) in writing of its existence at the commencement of employment at Coatue or prior to the time the account is opened by the Covered Person (or Covered Family Member) . The CCO may take any action deemed necessary under the facts and circumstance to confirm that the Covered Person has no influence or control over the investment decisions being made for the account, including but not limited to communicating with the manager of the account.

(v)	New Inside Accounts.

Each Covered Person must notify the CCO (or designee, as appropriate) promptly if the Covered Person opens any new Inside Account or moves an existing Inside Account to a different bank, broker or dealer or other financial institution with whom any Inside Account is maintained.

D.	Procedures for New Employees

New Covered Persons are required to submit to the CCO (or designee, as appropriate) an initial Compliance and Holdings Report, along with the Covered Person’s most recent brokerage statement(s) for any Inside Account(s) and a report of any Reportable Securities held by the Covered Person or any Covered Family Member. The Compliance and Holdings Report must be submitted within ten (10) days of the access person’s start date.

Upon the commencement of employment, new Covered Persons may be required to initiate a liquidation of existing Reportable Securities held in Inside Accounts that are not permitted investments under this policy unless a different course of action is specifically agreed to by Coatue. In connection with the liquidation of the Reportable Securities, prior to selling a Reportable Security, the access person is required to obtain the approval of the CCO (or designee, as appropriate). In addition, new Covered Persons must ensure that Coatue receives duplicate trade confirmations and brokerage statements. Note that Covered Persons are obligated to submit to the CCO all trade confirmations and/or Inside Account statements until such time as the CCO (or designee, as appropriate) begins to receive confirmations and statements automatically. At the discretion of the CCO (or designee), Covered Persons may be required to submit trade confirmations/inside account statements for a designated period of time.

E.	Exemptions

Exemptions and waivers to any requirement or restriction in this Employee Investment Policy may be granted upon demonstration of significant extenuating circumstances and must be approved, in writing, by the CCO (or designee, as appropriate). Any Covered Persons who wishes to seek an exemption or waiver must submit the specific request in writing to the CCO (or designee, as appropriate). Any exemptions granted are memorialized.

IV.	Gifts and Entertainment

In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, entertainment, special accommodation or other items of value, Coatue places restrictions on gifts and entertainment.

For Clients that are Registered Funds, please refer to the Registered Fund’s Compliance Manual, as this section is not applicable for Clients that are Registered Funds managed by Coatue.

A.	Gifts and Entertainment

Gifts

Except as provided below, no Covered Person of Coatue is permitted to directly or indirectly solicit or accept any gifts (such as bottles of wine, tickets to a sporting or entertainment event where the giver will not be present), favors, free services or products, entertainment, travel or other items of value (collectively “G&E Items”) from investors, prospective investors or any individuals, organizations or business entities doing or seeking to do business with or on behalf of Coatue or any Client or from individuals, organizations or business entities with an interest in the business of Coatue.

The restrictions above generally do not apply to (i) items of nominal value (e.g., gifts the reasonable value of which, in the aggregate, total no more than $250 annually from one person or firm) except that all such gifts must be reported to the CCO (or designee, as appropriate); (ii) promotional items (e.g. pens, mugs, bags, sweatshirts) that are associated with a legitimate business purpose; or (iii) gifts approved by the CCO (or designee, as appropriate). In each of these cases, the item must be reasonable in cost, appropriate as to time and place, not influence the recipient and not be intended as a bribe, kickback or payoff.

No Covered Person of Coatue may give or accept cash gifts or cash equivalents to or from an investor, a prospective investor or any person or entity that does or seeks to do business with or on behalf of Coatue. Covered Persons are also prohibited from reselling a gift or ticket to an entertainment event given to the Covered Person in connection with the Covered Person’s work at Coatue.

Employees must also seek pre-approval to give a gift in a work-related context and depending on the nature of the circumstances, must limit the gift to $250 annually or below. Any gift from a Coatue Covered Person to any investor, prospective investor or any person or entity that does or seeks to do business with Coatue must be reasonable, not influence the recipient, not be intended as a bribe, kickback or payoff, and be reported to Compliance.

Entertainment

Subject to the restrictions below, Covered Persons may provide or accept customary, reasonable business gratuities, such as meals, refreshments, beverages and entertainment (e.g., sporting events) at which both the Covered Person and the receiver/giver are present.

B.	Gifts and Entertainment for Governmental or ERISA Representatives

Covered Persons are prohibited from providing any G&E Item to a governmental, union or labor organization official or representative or an ERISA plan fiduciary or representative without the prior express written approval of the CCO (or designee, as appropriate).

C.	Gifts and Entertainment Reporting, Approval and Log

Covered Persons must report to the CCO (or designee, as appropriate) gifts received in connection with the Covered Person’s employment that do not fall within the exceptions noted under Section 5.IV.A., above, prior to receiving such gift, or if not possible to report prior to receiving such gift, as soon as practicable thereafter. The CCO (or designee, as appropriate) may require that any such gift be returned to the provider. The CCO (or designee, as appropriate) will maintain a Gift Log that records all of the Gift requests and reports received from Covered Persons and whether the request was approved or denied.

Any question as to the appropriateness of a gift or entertainment should be directed to the CCO (or designee, as appropriate).

D.	Exemptions

Exemptions and waivers to any limitations or guidelines for Gifts and Entertainment may be granted where reasonable and appropriate under the specific facts and circumstances and must be approved, in writing, by the CCO (or designee, as appropriate). Any Covered Person who wishes to seek an exemption or waiver must submit the specific request in writing to the CCO (or designee, as appropriate). Any exemptions granted are memorialized.

E.	Quarterly Affirmation Reports

Covered Persons are required to submit a quarterly affirmation that affirms compliance with Coatue’s Gifts and Entertainment Policy, including the reporting requirements set forth herein.

V.	Political Contributions and Activities

A.	Introduction

Rule 206(4)-5 under the Advisers Act prohibits so-called “pay to play” arrangements by investment advisers. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers (or persons associated with them) make political contributions or related payments to state or local governmental officials or candidates in order to be rewarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts. The rule, among other things, imposes broad restrictions on political contributions and imposes an outright ban on certain fundraising activities by an investment adviser and certain of its employees.

For purposes of this policy, a "contribution" is defined broadly. The term includes: (i) a monetary gift, (ii) a subscription or loan, (iii) an advance, (iv) a deposit of money, (v) payment to satisfy debts incurred in connection with an election, (vi) payments for transitional expenses or inaugural expenses of a successful candidate for state or local office or an unsuccessful candidate that at the time of the payments is a state or local official or (vii) anything of value, such as resources or facilities of the adviser or any employee (such as conference rooms, office facilities or personal residence) and hosting a dinner or event for the official or candidate in a public (e.g., restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting the dinner or event).

Generally speaking, “fundraising” refers to the act of soliciting or coordinating (i.e., collecting and forwarding) political contributions or payments to a political party. Employees should be sensitive that fundraising may occur at a formal event organized and classified as a fundraiser or on an unplanned basis in an informal setting.

B.	Pre-approval and Restrictions

General Rule: Access persons are required to obtain the approval of the CCO before (i) the access person, (ii) the access person’s spouse, or (iii) any immediate family member who resides with the access person and to whom the access person provides financial support:

(A) makes a political contribution to a federal, state or local official or candidate (or successful candidate) for a federal, state or local office; or

(B) engages in a fundraising event or activity for a federal, state or local official or candidate (or successful candidate) for a federal, state or local office, including soliciting or coordinating (i.e., collecting or forwarding): (i) political contributions from any person or political action committee (within or outside of Coatue) or (ii) any payments for a political party.

Examples: Because “contribution” is broadly defined under the rule, and the activities that could constitute “fundraising” are equally broad, here are examples of some less obvious activities for which access persons are required to seek pre-approval:

•	Making a payment to a national political party or a political party of a state or political subdivision thereof, or to a political action committee;

•	Attending a campaign event that requires or involves a payment or a non-cash donation;

•	Hosting, sponsoring or organizing an event, the purpose of which is to further campaign efforts for any person holding or campaigning for federal, state or local office;

•	Assuming a role with an organization (such as a director on a board) that regularly engages in political fundraising and endorses federal, state, and/or local candidates for office;

•	Volunteering for a political campaign.

Direct or Indirect: Under no circumstances may an access person engage indirectly in any of the foregoing activities, such as through his or her advisors, non-immediate family members, or any other persons affiliated with the access person, as a means of circumventing the restrictions.

General Prohibition: In addition to the specific prohibitions set forth above, Access persons are prohibited from engaging in any activity, whether or not listed above, for the purpose of improperly influencing a governmental official to obtain or retain Coatue’s engagement as an investment adviser by an investor.

C.	Operating Procedures and Compliance Review

An access person seeking pre-clearance must submit a written request to the CCO or appropriate designee. Each request will be considered in light of the relevant restrictions under federal, state and local laws, and will be approved or denied based on those considerations.

The CCO (or appropriate designee) will maintain a Political Activities Log that records all of the political activity requests received from access persons and whether the request was approved or denied. In addition, Coatue will request from new access persons information regarding political contributions made within the previous two years.

The CCO (or appropriate designee) will perform periodic testing as a means of monitoring political activity or contributions.

D.	Quarterly Affirmation Reports

Access persons are required to submit a quarterly affirmation that affirms compliance with Coatue’s Political Contributions and Activities Policy, including the pre-clearance requirements set forth herein.

VI.	Outside Activities and Affiliations

Coatue discourages access persons from engaging in activities or business ventures that may conflict with their commitments to Coatue and its Clients. Accordingly, access persons are not permitted to (i) engage in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accept any executorships, trusteeship or power of attorney (except with respect to a family member); (iii) accept a position as an officer, director, general partner or employee of any other business organization; (iv) receive compensation in excess of $5,000 per annum from another business organization; (v) take an active role in making investment decisions for any business or non-profit organization; or (vi) serve on a creditors committee, except as part of the access person’s duties at Coatue (collectively, “Outside Affiliations”). If an access person would like to request an exception to this policy, he or she must submit a written exception request to the CCO.

The foregoing prohibitions do not apply to the activities undertaken by employees on behalf of or in connection with the Coatue Foundation.

The CCO (or appropriate designee) maintains a log of all outside affiliations.